 EXHIBIT 4.3

AUTHORIZED PARTICIPANT AGREEMENT

AUTHORIZED PARTICIPANT AGREEMENT dated as of [•], 2011 between [•], a [•] organized under the laws of [•] (the “Authorized Participant”) and J.P. Morgan Commodity ETF Services LLC, a Delaware limited liability company, acting in its capacity as sponsor (in such capacity, the “Sponsor”) of the J.P. Morgan Physical Copper Trust (the “Trust”), a statutory trust created under Delaware law pursuant to the provisions of the Trust Agreement (the “Trust Agreement”) dated as of [•], 2011, as amended from time to time.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Master Terms Addendum attached as Schedule 1 hereto (the “Addendum,” and together with this Authorized Participant Agreement and the other Schedules attached hereto, collectively, the “Agreement”).

W I T N E S S E T H :

WHEREAS, pursuant to the provisions of the Trust Agreement, the Trust may from time to time issue or redeem beneficial interests in the Trust (“Shares”), in each case only in aggregations of 2,500 Shares (each, a “Creation Unit”), and integral multiples thereof, and only in transactions with a party who, at the time of the transaction, shall have entered into an effective Authorized Participant Agreement with the Trust; and

WHEREAS, [•] has requested to become an “Authorized Participant” with respect to the Trust (as such term is defined in the Addendum), and the Sponsor has agreed to such request.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

ARTICLE 1
Orders for Purchase and Redemption

Section 1.01.  Orders.

(a)      To place Creation Orders or Redemption Orders for the creation and redemption of one or more Creation Units (each, an “Order”), the Authorized Participant shall follow the procedures set forth in this Agreement, including the Addendum, as the same may be amended, modified or supplemented from time to time (collectively, the “Procedures”).  All Orders shall be made in accordance with the terms of this Agreement.

(b)      Each party hereto agrees to comply with the provisions of the Prospectus and the Agreement to the extent applicable to it.

Section 1.02.  Warehouse Agreement.  The Authorized Participant shall enter into, or cause its designated agent or nominee to enter into, a Warehouse Agreement with the Warehouse-keeper (an “Authorized Participant’s Warehouse Agreement”).  [To the extent that such Authorized Participant’s Warehouse Agreement is entered into by the Authorized Participant’s designated agent or nominee, the Authorized Participant agrees that it shall be liable [to the Warehouse-keeper] for the agent’s or nominee’s performance and obligations under such agreement.]

Section 1.03.  Irrevocability.  The Authorized Participant agrees that, except as and to the extent set forth in the Addendum, each Order placed with the Administrative Agent shall be irrevocable.

Section 1.04.  Title to Deposit Property and Shares Surrendered for Redemption.  The Authorized Participant represents and warrants to the Sponsor that:

(a)      in connection with each Creation Order, the Authorized Participant [(or its designated agent or nominee)] shall have full power and authority to transfer to the Trust all Whole Lots specified in its Order Form pursuant to Section 4(a)(ii) of the Addendum and any Fractional Lots held in its Resource Account, and upon delivery of any such Whole Lots on Fractional Lots to the Trust in accordance with the Procedures, the Trust shall acquire good and unencumbered title to such property, free and clear of all liens, charges, duties imposed on the transfer of assets and encumbrances and not subject to any adverse claims or transferability restrictions, whether arising by operation of law or otherwise; and

(b)      in connection with a Redemption Order, the Authorized Participant shall have full power and authority to surrender to the Administrative Agent for redemption the corresponding Shares, and upon such surrender the Trust shall acquire good and unencumbered title to such Shares, free and clear of all liens, charges, duties imposed on the transfer of assets and encumbrances and not subject to any adverse claims, transferability restrictions (whether arising by operation of law or otherwise), loan, pledge, repurchase or securities lending agreements or other arrangements which would preclude the delivery of such Shares on a “regular way” basis.

Section 1.05.  Consent to Recording.  The phone lines used by the Sponsor, the Administrative Agent and the Warehouse-keeper, or their affiliated persons, may be recorded, and the Authorized Participant hereby consents to the recording of all calls with any of those parties.

ARTICLE 2
Authorized Representatives

Section 2.01.  Certification.  Concurrently with the execution of this Agreement and from time to time thereafter, the Authorized Participant shall deliver a certificate, signed by the Authorized Participant’s secretary or duly authorized official, setting forth the names, titles, contact information and signatures of all persons authorized to give instructions relating to activity contemplated hereby or by any other notice, request or instruction given on behalf of the Authorized Participant (each an “Authorized Representative”) to the Administrative Agent in the form of Schedule 2.  The Administrative Agent may accept and rely upon such certificate as conclusive evidence of the facts set forth therein and shall consider such certificate to be in full force and effect until the Administrative Agent receives a superseding certificate bearing a subsequent date.

Section 2.02.  [Reserved]

Section 2.03.  Termination of Authority.  Upon the termination or revocation of authority of an Authorized Representative by the Authorized Participant, the Authorized Participant shall give immediate written notice of such fact to the Administrative Agent and such notice shall be effective upon receipt by the Administrative Agent.

Section 2.04.  Verification.  The Administrative Agent shall have no duty to verify that an Order is being placed by an Authorized Representative.  The Authorized Participant agrees that the Administrative Agent shall not be responsible for any losses incurred by the Authorized Participant as a result of an Authorized Representative identifying himself or herself as a different Authorized Representative or an unauthorized person identifying himself or herself as an Authorized Representative.

ARTICLE 3
Status and Obligations of the Authorized Participant

Section 3.01.  Clearing Status.  The Authorized Participant represents, covenants and warrants that, as of the date of execution of this Agreement, and at all times during the term of this Agreement, the Authorized Participant is and will be entitled to use the clearing and settlement services of each of the national or international clearing and settlement organizations through which, in compliance with the Procedures, the transactions contemplated hereby will clear and settle.  Any change in the foregoing status of the Authorized Participant shall terminate the Agreement and the Authorized Participant shall give immediate notice thereof to the Administrative Agent and the Sponsor.

Section 3.02.  Broker-Dealer Status.  The Authorized Participant represents, covenants and warrants that, unless Section 3.03 is applicable to it, the Authorized Participant either (i) is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), or (ii) is exempt from being, or otherwise is not required to be, licensed as a broker-dealer or a member of FINRA, and in either case is qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires.  The Authorized Participant shall maintain any such registrations, qualifications and membership in good standing and in full force and effect throughout the term of this Agreement.  The Authorized Participant shall comply with all applicable federal law, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, to the extent such laws and regulations are applicable to the Authorized Participant’s transactions in Shares, and with the FINRA By-Laws and Conduct Rules of the NASD (or with comparable FINRA Conduct Rules, if such NASD Conduct Rules are repealed, rescinded, or are otherwise replaced by FINRA Conduct Rules) to the extent the foregoing relates to the Authorized Participant’s activities with respect to Shares.  The Authorized Participant shall be solely responsible for determining the application of any such laws or regulations in all cases at its own expense.  The Authorized Participant shall not directly or indirectly offer, sell or deliver Shares in or from any state or jurisdiction where they may not lawfully be offered, sold and/or delivered.

Section 3.03.  Foreign Status.  If the Authorized Participant is offering and selling Shares in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered, qualified, or a member of FINRA as set forth in Section 3.02, the Authorized Participant represents, covenants and warrants that it shall (i) observe the applicable laws of the jurisdiction in which such offer and/or sale is made, (ii) comply with the full disclosure requirements of the Securities Act of 1933, as amended (the “1933 Act”) and the rules and regulations promulgated thereunder, and (iii) conduct its business in accordance with the spirit of the FINRA Conduct Rules, to the extent the foregoing relates to the Authorized Participant’s transactions in, and activities with respect to, Shares.

Section 3.04.  Compliance with Certain Laws.  The operations of the Authorized Participant are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Authorized Participant conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency

(collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Authorized Participant with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Authorized Participant, threatened.

Section 3.05.  Authorized Participant Status.  The Authorized Participant understands and acknowledges that the method by which Creation Units of Shares will be created and traded may raise certain issues under applicable securities laws.  For example, because new Creation Units of Shares may be issued and sold by the Trust on an ongoing basis, at any point a “distribution”, as such term is used in the 1933 Act, may occur.  The Authorized Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in it being deemed a participant in a distribution in a manner which could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act.

ARTICLE 4
Role of Authorized Participant

Section 4.01.  Independent Contractor.

(a)      The Authorized Participant acknowledges and agrees that, for all purposes of this Agreement, the Authorized Participant shall have no authority to act as agent for the Trust, the Sponsor, the Administrative Agent or the Warehouse-keeper in any matter or in any respect.

(b)      The Authorized Participant agrees to make itself and its employees available, upon request, during normal business hours to consult with the Sponsor or its designee concerning the performance of the Authorized Participant’s responsibilities under this Agreement; provided, however, that the Authorized Participant shall be under no obligation to divulge or otherwise disclose any information that the Authorized Participant reasonably believes (i) it is under legal obligation not to disclose, or (ii) is confidential or proprietary to it in nature.

Section 4.02.  Rights and Obligations of DTC Participant.  The Authorized Participant, as a participant of the Depository Trust Company (as such a participant, a “DTC Participant”), agrees that it shall be bound by all of the obligations of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Procedures.

Section 4.03.  Beneficial Owner Communications.  The Authorized Participant agrees (i) subject to any limitations arising under federal or state securities laws relating to privacy, its internal privacy policies or other obligations it may have to its customers, to assist the Sponsor and the Administrative Agent in determining certain information regarding sales of Shares made by or through the Authorized Participant (including, without limitation, the ownership level of each beneficial owner relating to positions in Shares that the Authorized Participant may hold as record holder) upon the request of the Sponsor or the Administrative Agent that is necessary for the Sponsor or the Administrative Agent to comply with any obligations to distribute information to beneficial owners of Shares under applicable state or federal securities laws or (ii) in lieu thereof, and at the option of the Authorized Participant, to forward to such beneficial owners written materials and communications received from the Sponsor in sufficient quantities to allow mailing thereof to such beneficial owners, including notices, annual reports, disclosure or other informational materials and any amendments or supplements thereto that may be required to be sent to such beneficial owners pursuant applicable law or regulation or otherwise, or that the Sponsor reasonably wishes to distribute to such beneficial owners, in each case at the expense of the Sponsor and/or the Trust.

Section 4.04.  Authorized Participant Customer Information. The Sponsor agrees, on behalf of itself and the Trust, that the names and addresses and other information concerning the Authorized Participant’s customers are and shall remain the sole property of the Authorized Participant, and none of the Sponsor, the Administrative Agent or the Trust or any of their respective affiliates shall use such names, addresses or other information for any purpose except in connection with the performance of their duties and responsibilities under this Agreement, the Procedures, and the applicable Prospectus and except for servicing and informational mailings related to the Trust referred to in Section 4.03 above.

ARTICLE 5
Marketing Materials and Representations

Section 5.01.  Marketing Materials; Authorized Participant’s Representations.

(a)      The Authorized Participant represents, warrants and covenants that (i) without the written consent of the Sponsor, the Authorized Participant shall not make, or permit any of its representatives to make, any representations concerning the Shares or any Sponsor Indemnitee (as defined in Section 6.01 below) other than representations contained (A) in the then-current Prospectus of the Trust, (B) in printed information approved by the Sponsor as information supplemental to such Prospectus or (C) in any promotional materials or sales literature furnished to the Authorized Participant by the Sponsor, and (ii) the Authorized Participant shall not furnish or cause to be furnished to any person or display or publish any information or material relating to the Shares or any Sponsor Indemnitee that is not consistent with the then-current prospectus in the Trust’s registration statement (the “Prospectus”).

(b)      Notwithstanding the foregoing, the Authorized Participant may, without the written approval of the Sponsor, prepare and circulate in the regular course of its business research, reports, marketing materials, sales literature or other similar materials that include information, opinions or recommendations relating to Shares (i) for public dissemination, provided that such research, reports, marketing materials, sales literature or other similar materials comply with applicable FINRA Rules and (ii) for internal use by the Authorized Participant and its representatives.

Section 5.02.  Prospectus.  The Sponsor, or the Administrative Agent on behalf of the Sponsor, shall provide, or cause to be provided, to the Authorized Participant copies of the then-current Prospectus and any such printed supplemental information in reasonable quantities upon request.  The Sponsor, or the Administrative Agent on behalf of the Sponsor, shall, as promptly as practicable under the circumstances, notify the Authorized Participant when a revised, supplemented or amended Prospectus is available, and deliver or otherwise make available to the Authorized Participant copies of such revised, supplemented or amended Prospectus at such time and in such quantities as may be reasonable to permit the Authorized Participant to comply with any obligation the Authorized Participant may have to deliver such Prospectus to its customers.  Such revised, supplemented or amended Prospectus shall be made available to the Authorized Participant no later than its effective date.  The Sponsor shall be deemed to have complied with this Section 5.02 when the Authorized Participant has received such revised, supplemented or amended Prospectus by e-mail, in printable form, with such number of hard copies as may be agreed from time to time by the parties promptly thereafter.

Section 5.03.  Identification in Registration Statement.  For as long as this Agreement is effective, the Authorized Participant agrees to be identified as an Authorized Participant of the Trust (i) in the section of the Prospectus entitled “The Authorized Participants” and in any other section, if and to the extent required by the SEC and (ii) on the Trust’s website. Upon the termination of this Agreement, (i) during the period prior to when the Sponsor qualifies and elects to file on Form S-3, the Sponsor will remove such identification from the Prospectus in the amendment of the Registration Statement next occurring after the date of the termination of this Agreement and, during the period after when the Sponsor qualifies and elects to file on Form S-3, the Sponsor will promptly file a current report on Form 8-K indicating the withdrawal of the Authorized Participant as an Authorized Participant of the Trust and (ii) the Sponsor will promptly update the Trust’s website to remove any identification of the Authorized Participant as an Authorized Participant of the Trust.

ARTICLE 6
Indemnification; Limitation of Liability

Section 6.01.  Indemnification.

(a)      The Authorized Participant shall indemnify and hold harmless the Sponsor, the Trust and their respective affiliates, subsidiaries, directors, trustees, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each, a “Sponsor Indemnitee”) from and against any loss, liability, cost and expense (including reasonable attorneys’ fees) incurred by such Sponsor Indemnitee as a result of (i) any breach by the Authorized Participant of any representation, warranty or covenant of the Authorized Participant in this Agreement; (ii) any failure on the part of the Authorized Participant to perform any of its obligations set forth in this Agreement; or (iii) any failure by the Authorized Participant to comply with applicable law, including applicable rules and regulations of self-regulatory organizations.

(b)      The Sponsor hereby agrees to indemnify and hold harmless the Authorized Participant, its affiliates, subsidiaries, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “AP Indemnitee”) from and against any loss, liability, cost and expense (including reasonable attorneys’ fees) incurred by such AP Indemnitee as a result of (i) any breach by the Sponsor of any representation, warranty or covenant of the Sponsor in this Agreement; (ii) any failure on the part of the Sponsor to perform any of its obligations set forth in this Agreement applicable to it; or (iii) any failure on the part of the Sponsor to comply with applicable law, including applicable rules and regulations of self-regulatory organizations.

(c)      The Authorized Participant shall not be liable to any Sponsor Indemnitee for any damages arising out of (i) mistakes or errors in data provided in connection with purchase or redemption transactions except for data provided by the Authorized Participant, or (ii) mistakes or errors by, or arising out of interruptions or delays of communications with any Sponsor Indemnitee.

(d)      For the avoidance of doubt, Sponsor shall not be liable for any damages arising out of any actions or omissions of the Administrative Agent, the Warehouse-keepers, the Valuation Agent or any other third-party service provider of the Trust.

(e)      The indemnification provided for in Section 6.01(a) shall not apply to the extent any such losses, liabilities, damages, costs and expenses are incurred as a result of any fraud, gross negligence, bad faith or reckless or willful misconduct on the part of a Sponsor Indemnitee. The indemnification provided for in Section 6.01(b) shall not apply to the extent any such losses, liabilities, damages, costs and expenses are incurred as a result of any fraud, gross negligence, bad faith or reckless or willful misconduct on the part of an AP Indemnitee.

Section 6.02.  Limitation of Liability of Service Providers.  Without prejudice to Section 6.01, the Authorized Participant agrees that it shall hold harmless each of the Sponsor, the Administrative Agent, the Warehouse Administrator, each Warehouse-keeper Entity and the Valuation Agent (each, a “Service Provider”) from and against any loss, liability, cost and expense incurred by the Authorized

Participant as a result of the Service Provider’s performance of any of its obligations set forth in this Agreement, the Addendum or any other agreement entered into by such Service Provider in connection with the Trust, as applicable; provided that, in performing such obligations, the Service Provider acted in good faith and in the best interests of the Trust and complied with all instructions given to it in accordance with such agreements, as applicable.  For the avoidance of doubt, the foregoing shall not apply to the extent any such losses, liabilities, damages, costs or expenses are incurred as a result of any fraud, gross negligence, bad faith or reckless or willful misconduct on the part of a Service Provider.

ARTICLE 7
Miscellaneous

Section 7.01.  Commencement of Trading.  The Authorized Participant may not submit an Order prior to the effectiveness of the Trust’s registration statement filed with the Securities and Exchange Commission.

Section 7.02.  Notices.  Except as otherwise specifically provided in the Addendum, any notice required or permitted to be given by any party to the other under this Agreement shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of facsimile, email or other electronic transmission, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Sponsor, at:

Global Commodities Group
Attention: Head of Commodity Investor Sales
383 Madison Avenue, 10th Floor
New York, NY 10179

JPMorgan Legal Department
Attention: Structured Products Group
277 Park Avenue, 13th Floor
New York, NY 10172-0003

If to the Authorized Participant, at:

[•]

Section 7.03.  Term.

(a)      This Agreement may be terminated at any time by any party upon [sixty (60) days] prior written notice to the other party and may be terminated earlier by the Sponsor at any time on the event of a breach by the Authorized Participant of any provision of this Agreement.  Upon termination, this Agreement shall be of no further force or effect; provided, however, that the following provisions shall survive the termination of this Agreement: Article 6 and Sections 7.06 to 7.09.

(b)      Upon termination of this Agreement, the Authorized Participant agrees that, with respect to any Fractional Lot of Copper held by the Authorized Participant (or its agent or nominee, as applicable) at any Permitted Warehouse Location under the terms of the Authorized Participant’s Warehouse Agreement, the Administrative Agent shall instruct the Warehouse Administrator to, and the Warehouse Administrator in turn shall, effect the book-entry transfer of such Divided Lot from the Authorized Participant’s (or its agent’s or nominee’s, as applicable) Reserve Account and the Trust Account to the Sponsor’s Private Account.  The Sponsor shall nominate a broker to assist with the sale of the Divided Lot of Copper to which such Fractional Lot pertains.  The broker shall be required to seek “best execution” for any such sale, and such broker may consider, among other things, current Copper market conditions, the liquidity in the Copper market, the weight of Copper to be sold, the terms of the available bids for such Copper, and other factors relevant to such sale as such broker, in its sole discretion, considers appropriate at such time; provided that such sale shall occur no later than ten (10) Business Days from the effective date of termination of this Agreement.  The proceeds of such sale attributable to the Authorized Participant’s (or its agent’s or nominee’s, as applicable) share of the Divided Lot will be distributed by the Administrative Agent to the Authorized Participant (or its agent or nominee, as applicable) as soon as commercially practicable after such sale.

Section 7.04.  Binding Effect; Assignability.

(a)      This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, and permitted assigns.

(b)      Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party without the prior written consent of the other party hereto; provided, however, that the Sponsor may assign this Agreement to any affiliate without the prior consent of the Authorized Participant.

Section 7.05.  Amendment. This Agreement may be amended by the Sponsor from time to time without the consent of the Authorized Participant by the following procedure: the Sponsor shall provide a copy of the amendment to the Authorized Participant in compliance with the notice provisions of this Agreement; if the Authorized Participant does not object in writing to the amendment within ten

(10) Business Days after receipt of the proposed amendment, the amendment shall become part of this Agreement in accordance with its terms.

Section 7.06.  No Third-Party Beneficiaries.  This Agreement is solely and exclusively for the benefit of (i) the parties hereto, (ii) solely for the purposes of Section 6.01 of this Agreement, the indemnified persons referred to in such Section 6.01 and their respective successors and permitted assigns and (iii) solely for the purposes of Section 6.02 of this Agreement, the Service Providers referred to in such Section 6.02 and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer on any other person or entity any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.07.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws rules of such state.

Section 7.08.  Jurisdiction.  The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.02 shall be deemed effective service of process on such party.

Section 7.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.10.  Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 7.11.  Entire Agreement. This Agreement, including the Addendum and other Schedules hereto, sets out the entire agreement between the parties with respect to the subject matter hereof, and supersedes any other agreement, statement, or representation relating to the services provided herein, whether oral or written.

Section 7.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Remainder of Page Intentionally Left Blank; Signatures Follow on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

J.P. MORGAN COMMODITY ETF SERVICES LLC, in its capacity as Sponsor of the J.P. Morgan Physical Copper Trust

By:
Name:
Title:

[AUTHORIZED PARTICIPANT]

By:
Name:
Title:

WITNESS

J.P. MORGAN CHASE BANK, N.A.
as Administrative Agent

By:

Name:
Title:

Schedule 1

Master Terms Addendum

Schedule 2

Certificate of Authorized Representatives

(as of [•], 2011)

Each of the following employees of the Authorized Participant (each, an “Authorized Representative”) is authorized, in accordance with the Authorized Participant Agreement dated [•], 2011 among the Authorized Participant and the Sponsor, to submit Creation Orders and Redemption Orders on behalf and in the name of the Authorized Participant and to give instructions or any other notice or request on behalf of the Authorized Participant with respect to such Creation Orders or Redemption Orders or any other activity contemplated by the Authorized Participant Agreement.

Name, Title and Contact Information	Signature specimen
_______________________________
_______________________________
_______________________________
_______________________________
_______________________________

The undersigned, [•], [•] of [•], does hereby certify that the persons listed above have been duly authorized to act as Authorized Representatives pursuant to the Authorized Participant Agreement.

By:
Name:
Title:
Date: